Exhibit j


                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post Effective Amendment No. 13 to Registration Statement No. 33-44749 of CitiFunds Multi-State Tax Free Trust of our report dated October 4, 1999, appearing in the annual report to shareholders for the year ended August 31, 1999 of CitiFunds California Tax Free Reserves and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Financial Statements" in theStatement of Additional Information, both of which are part of such Registration Statement.




/s/ Deloitte & Touche LLP
Boston, Massachusetts
May 2, 2000